SUNTRUST ALT-A DEAL (STALT) TO LAUNCH NEXT WEEK !!

WE SHOULD HAVE A GOOD IDEA OF COLLATERAL DETAILS AND WILL BE   FLOATING AROUND SOME STRUCTURING IDEAS.  PLEASE BRING UP WITH ACCOUNTS AND SEE WHAT THEY WOULD BE INTERESTED IN.  HAVE HAD A LOT OF PASS-THROUGH INQUIRY THUS FAR.  ADDITIONALLY THEY WILL BE DOING A ROAD SHOW APRIL 6TH - 12TH VERY IMPORTANT FOR US TO HAVE THEM MEET WITH YOUR ACCOUNTS

     CONTACT MATT PERKINS TO SET UP APPOINTMENTS.

STATEMENT REGARDING FREE WRITING PROSPECTUS The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request by calling toll free 866-803-9204.

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